CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 5 to the registration statement on Form S-3 of our reports dated April 2, 2007 relating to (a) the consolidated financial statements of NeoMedia Technologies, Inc. for the years ended December 31, 2006, 2005 and 2004, and (b) NeoMedia Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of NeoMedia Technologies, Inc. as of December 31, 2006, which appear in NeoMedia Technologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 filed on April 3, 2007.

We also consent to the reference to our firm under the caption “Experts” in matters of accounting and auditing in this registration statement and prospectus.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
October 11, 2007